INDEPENDENT AUDITORS' CONSENT



Board of Directors and Contract Holders
ReliaStar Life Insurance Company of New York
  Variable Annuity Separate Account II



We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement of Form N-4 (File No. 333-61879) of the ReliaStar Life Insurance Company of New York Variable Annuity Separate Account II filed under the Securities Act of 1933 and Amendment No. 1 to the Registration Statement filed under the Investment Company Act of 1940, respectively, of our report dated March 26, 1998 relating to the audit of the statements of financial condition as of December 31, 1997 and 1996, and the related statements of operations, shareholder's equity and cash flows for each of the years then ended of the ReliaStar Life Insurance Company of New York incorporated by reference in the Statement of Additional Information of such Registration Statement, and the references to us under the heading "Financial Statements and Experts" appearing in the Prospectus and under the headings "Independent Auditors" and "Financial Statements" appearing in the Statement of Additional Information, all of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
December 28, 1998